Exhibit 99.1 NEWS RELEASE Contact: Rachel Mandell-Rice Phone Number: 206-264-8220 Email: tappin@barokas.com

QNAP Partners with TappIn™ to Offer Customers Unique Mobile File Access and Sharing Solution

Leading Storage Provider Integrates TappIn's Award-Winning Capabilities into Popular NAS Devices

SEATTLE, WA - June 18, 2012 - TappIn, Inc., a wholly-owned subsidiary of GlobalSCAPE (NYSE MKT: GSB), a leading innovator of secure information exchange solutions for businesses and consumers, announced today a partnership with QNAP whereby TappIn by GlobalSCAPE's secure content mobility solution will be available to QNAP's customers using the storage vendor's popular NAS devices. TappIn provides a secure, integrated service for customers to receive mobile access to digital content stored on a QNAP Turbo NAS device from any web browser, tablet, or smartphone, including Apple iOS®, Google® Android™, Windows Phone 7®, and Kindle Fire. QNAP customers simply register for TappIn and begin accessing their files on any Turbo NAS device via the TappIn web application or mobile apps.

According to new research from International Data Corporation (IDC), the volume of digital information may balloon from 2.7 zettabytes this year -- the equivalent of filling 2.7 billion of Apple® Inc.'s priciest desktop iMacs to capacity -- to 8 zettabytes by 2015. The explosion of digital content is paralleled by the proliferation of devices on which people can access it. As this market's demand continues to increase, QNAP's integration of TappIn into its NAS devices will provide a solution for its customers that offers comprehensive local storage and simple and secure mobile file access, helping QNAP to continue its trend as one of the top providers of NAS and unified storage devices in the industry.

"As mobility increasingly makes every facet of our lives available at the touch of a screen, QNAP customers are looking for solutions that not only allow them to securely store their data, but access it anytime, anywhere," said Jérôme Jaussaud, a product manager of QNAP. "By partnering with GlobalSCAPE's TappIn, QNAP can now offer its customers secure access to the digital content they store on our Turbo NAS devices from any remote computer or mobile device, without the hassle or expense of moving or syncing that content to the cloud."

With TappIn by GlobalSCAPE, users can safely access data directly from most operating systems, platforms, and mobile devices. TappIn's innovative secure cloud pathway eliminates the need to upload, sync, or pay for additional cloud storage. With the TappIn service, QNAP Turbo NAS customers can securely access and share files of any size with encryption to safeguard content.

"QNAP has made it their mission to provide customers with the highest level of functionality and the widest array of options to meet a variety of storage needs," said Chris Hopen, president of TappIn, Inc. "The integrated QNAP/TappIn offering empowers mobile users to easily and securely store and access digital content contained on QNAP Turbo NAS devices. This partnership highlights TappIn's ability to bring our partners and their customers the secure, versatile access that today's mobile world demands."

TappIn by GlobalSCAPE's white-label solution enables channel partners to provide end-users with secure mobile access to rich-media content. TappIn's OEM strategy is geared toward three major technology categories - hardware devices, content security software and SAAS providers, and carriers and network operators - and is designed to provide industry leading secure access and file sharing capability. With tailored programs including OEM, Developer, Referral, and Affiliate, the partner program scales to the needs of diverse segments and user-bases so partners at all levels can take the approach that best suits their business model, driving higher customer retention and increasing margins with relatively little up-front costs.

Availability

TappIn by GlobalSCAPE is now available on all QNAP Turbo NAS units installed with NAS firmware version 3.7. All QNAP customers will receive a 30 day free trial of TappIn Standard Edition. Following the 30 day free trial, Standard Edition subscriptions will be available to QNAP customers for $17.99 per year.

For more information, please visit: http://www.qnap.com

About GlobalSCAPE and TappIn, Inc.

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn, Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos, and music-anytime, from anywhere-easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

About QNAP Systems, Inc.

QNAP Systems, Inc. is a privately held company founded in 2004 and is dedicated to bringing world class NAS storage, professional NVR video surveillance, and network video players to consumer, small/medium business, and entry level enterprise market segments. QNAP leverages not only hardware design but also a growing core competency in software engineering that is precisely focused on bringing to market products that offer the highest available performance coupled with outstanding reliability, scalability, and ease of installation and use. QNAP is a multi-national company with headquarters in Taipei, Taiwan, and subsidiary offices in China and the United States.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 22, 2012.